EXHIBIT 23.1


               Consent Of Independent Certified Public Accountants


We have issued our report dated February 22, 2002 accompanying the consolidated financial statements of Access Pharmaceuticals, Inc. and subsidiaries appearing in the 2001 Annual Report of the Company on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
----------------------
   GRANT THORNTON LLP


Dallas, Texas
July 10, 2002